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Media Contact:           Debbie Atkins                                        NEWS RELEASE
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DENNY’S REPORTS DECEMBER SAME-STORE SALES
- Company Reduces Debt by Approximately $100 Million in 2006 -

Spartanburg, S.C., January 4, 2007 - Denny’s Corporation (NASDAQ: DENN) today reported same-store sales for its company-owned Denny’s restaurants during the five-week month ended December 27, 2006 compared with the related period in fiscal year 2005.

Sales:	Dec. 2006	4Q-2006	2006
Same-Store Sales	1.0%	1.6%	2.5%
Guest Check Average	2.2%	1.9%	4.4%
Guest Counts	(1.2%)	(0.3%)	(1.8%)

Restaurant Counts:	12/27/06	12/28/05
Company-Owned	521	543
Franchised and Licensed	1,024	1,035
	1,545	1,578

As part of a previously announced plan to strengthen the Company’s restaurant portfolio, Denny’s opened two new company-owned restaurants in December, one in Fresno, California and the other in Orlando, Florida. Also as part of this long-term strategy, Denny’s closed 16 underperforming company restaurants in the fourth quarter.

During 2006, Denny’s reduced its outstanding indebtedness by approximately $100 million, or 18%, including $16 million in prepayments in the fourth quarter through a combination of asset sale proceeds and operating cash flow.

Beginning with the first quarter of Denny’s 2007 fiscal year, the Company plans to release same-store sales information on a quarterly basis only. Denny’s expects to release same-store sales results for the first quarter of 2007 in early April.

F. Mark Wolfinger, Executive Vice President, Growth Initiatives and Chief Financial Officer, stated, “Based on Denny’s positive same store sales results over the last four years, the Company’s strengthened balance sheet and improved cash flow, we believe the prudent decision is to discontinue the reporting of monthly same-store sales at this time. We do not believe that monthly sales results truly assess the ongoing progress Denny’s is making in its efforts to increase shareholder value over the long-term.”

On Thursday, February 15, 2007, Denny’s expects to release results for its fourth quarter and year ended December 27, 2006 as well as provide its strategic and operational outlook for 2007.

Denny’s is America’s largest full-service family restaurant chain, consisting of 521 company-owned units and 1,024 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.